                            CERTIFICATE OF AMENDMENT
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                           OF HARVEY ELECTRONICS, INC.

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                                Under Section 805
                         of the Business Corporation Law
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     The undersigned, Franklin C. Karp and Joseph J. Calabrese, being the President and Secretary, respectively, of Harvey Electronics, Inc., a corporation organized and existing under the laws of the State of New York, pursuant to Section 805 of the Business Corporation Law of New York, do hereby certify:

     1. The name of the corporation is Harvey Electronics, Inc.

     2. The Certificate of Incorporation of Harvey Electronics, Inc. was filed by the Department of State on the 10th day of January, 1946, under the name of Harvey Radio Company, Inc. A Restated Certificate of Incorporation was filed in the Department of State on December 8, 1967.

     3. The Restated Certificate of Incorporation is hereby amended to modify the terms, conditions, and provisions of the 8.5% cumulative convertible preferred stock, of the par value of $1,000 per share, by (i) eliminating their mandatory redemption and (ii) modifying their conversion privileges.

     4. To effectuate the forgoing amendment Article THIRD of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "THIRD:

     (a) The total number of shares which the Corporation is authorized to issue is 10,010,000, consisting of 10,000 shares of eight and one-half (8.5%) percent cumulative convertible preferred stock, of the par value of $1,000 per share ("8.5% Cumulative Convertible Preferred Stock"), and 10,000,000 common shares of the par value of $.01 per share ("Common Stock").

     (b) The designation, relative rights, preferences and limitations of shares of each class shall be as follows:


     I. 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

     A. DIVIDEND RIGHTS. The holders of the 8.5% Cumulative Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors in its discretion, but only out of funds lawfully available for dividends under the laws of the State of New York, semiannual dividends at the rate (the "Preference Rate") of Eighty-Five and 00/100 ($85.00) Dollars per

share, and no more, payable in cash on the last business day of June and December in each year, commencing on the last business day in June 1997. The dividends on the 8.5% Cumulative Convertible Preferred Stock shall be cumulative from and after the date of original issue of the 8.5% Cumulative Convertible Preferred Stock, whether or not earned or declared. If the Corporation elects to accrue dividends otherwise payable with respect to the 8.5% Cumulative Convertible Preferred Stock during the period (the "First Year") commencing the date of issuance and ending on the last business day in December 1997, the Preference Rate for the First Year shall be increased to One Hundred Five and 00/100 ($105.00) Dollars per share and shall be payable, out of funds lawfully available for dividends under the laws of the State of New York, in three (3) equal installments, with interest at the rate of eight and one-half percent (8.5%) per annum commencing January 1, 1998, on the last business day of December 1998, December 1999 and December 2000. No dividend shall at any time be paid or declared or set apart for payment upon, and no other distribution shall at any time be declared or made in respect of, any shares of Common Stock, other than a dividend payable solely in, or a distribution of, Common Stock, unless full cumulative dividends on the 8.5% Cumulative Convertible Preferred Stock for all past dividend periods and for the then current dividend period have been paid or have been declared and a sum sufficient for the payment thereof has been set apart.

     B. VOTING RIGHTS. The holders of the 8.5% Cumulative Convertible Preferred Stock shall not be entitled to vote except as required by law.

     C. REDEMPTION OF 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

     (1) Redemption Price. The 8.5% Cumulative Convertible Preferred Stock shall be redeemable in whole, or in part, as hereinafter set forth, upon payment in cash of the Redemption Price in respect of the shares so redeemed. The "Redemption Price" per share shall be equal to the sum of (i) One Thousand and 00/100 ($1,000.00) Dollars and (ii) all dividends accrued on such share to the date of redemption and theretofore unpaid. Not less than ten (10) days prior written notice shall be given to the holder or holders of record of the 8.5%

Cumulative Convertible Preferred Stock to be redeemed, at the address as shown in the records of the corporation. Said notice shall specify the redemption price and the place at which, and the date, which date shall not be a legal holiday, on which the shares called for redemption will be redeemed. Subject to the provisions hereof, the Board of Directors shall have authority from time to time to prescribe the manner in which the 8.5% Cumulative Convertible Preferred Stock shall be redeemed. If notice of redemption is given as provided above, and if on the redemption date the Corporation has set apart, in trust for the purpose, sufficient funds for such redemption, then from and after the redemption date, notwithstanding that any certificate for such shares has not been surrendered for cancellation, the 8.5% Cumulative Convertible Preferred Stock called for redemption shall be deemed to be no longer outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive the redemption price therefor (without interest) upon surrender of certificates for the shares called for redemption.

     (2) Voluntary Redemption of 8.5% Cumulative Convertible Preferred Stock. To the extent permitted by law, the Corporation may at its option by resolution of its Board of Directors redeem the 8.5% Cumulative Convertible Preferred Stock in whole, or in part, at the Redemption Price. If less than all of the outstanding 8.5% Cumulative Convertible Preferred Stock is to be redeemed, the redemption shall be in such amount and by such method (which need not be by lot or pro rata), and subject to such other provisions, as may from time to time be determined by the Board of Directors.

     D. RIGHTS ON LIQUIDATION. In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, resulting in any distribution of its assets to its shareholders, the holders of the 8.5% Cumulative Convertible Preferred Stock outstanding shall be entitled to receive in respect of each such share an amount which shall be equal to the Redemption Price, and no more, before any payment or distribution of the assets of the Corporation is made to or set apart for the holders of Common Stock. After payment in full of the preferential amounts required to be paid to the holders of the 8.5% Cumulative Convertible Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of the 8.5% Cumulative Convertible Preferred Stock, to share in all remaining assets of the Corporation in accordance with their respective interests. For the purpose of this Paragraph IV, a consolidation or merger of the Corporation with any other corporation or corporations, whether or not the Corporation continues in existence following such consolidation or merger, shall not be deemed a liquidation, dissolution or winding-up of the Corporation.

     E. CONVERSION OF 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. The holders of 8.5% Cumulative Convertible Preferred Stock shall have conversion rights as follows:

     (1) Right to Convert. The 8.5% Cumulative Convertible Preferred Stock shall be convertible, at the option of the registered holders thereof, in whole or in part. In the event of a conversion, each share of the 8.5% Cumulative Convertible Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock of the Corporation, which is determined by dividing $1,000 by a conversion price (the "Conversion Price") as set forth herein. Before January 1, 2001, 50% of the shares of the 8.5% Cumulative Convertible Preferred Stock held by each registered holder shall be convertible at the Conversion Price of $6.00 per share and 50% of such shares held by each registered holder shall be convertible at the Conversion Price of $7.50 per share. Commencing January 1, 2001, each share of the 8.5% Cumulative Convertible Preferred Stock shall be convertible into shares of Common Stock of the Corporation at the Conversion Price equal to the average of the closing bid price of one share of Common Stock over the 45 trading days preceding January 1, 2001, if traded on the NASDAQ SmallCap Market or the OTC Electronic Bulletin Board, or the average of the last sales price of the Common Stock over the 45 trading days preceding January 1, 2001, if traded on the NASDAQ National Market System or a national stock exchange.

     (2) Mechanics of Conversion. Before any holder of 8.5% Cumulative Convertible Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at such office as is hereinabove provided, and shall give written notice to the Corporation at said office that he elects to convert the same and shall state the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of 8.5% Cumulative Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. 8.5% Cumulative Convertible Preferred Stock shall be deemed to have been converted as of the date on which such shares shall have been surrendered to and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record for all purposes of the shares represented thereby.

     (3) Redemption by the Corporation Prior to Conversion. If at any time prior to the exercise of the conversion rights afforded the holder of the 8.5% Cumulative Convertible Preferred Stock, the 8.5% Cumulative Convertible Preferred Stock are redeemed by the Corporation, in whole or in part, then the conversion right as provided herein, shall be deemed canceled with respect to such redeemed stock, as of the date of such redemption.

     (4) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, free from redemption rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the 8.5% Cumulative Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of the 8.5% Cumulative Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of New York, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the 8.5% Cumulative Convertible Preferred Stock at the time outstanding.

     (5) Issue Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the 8.5% Cumulative Convertible Preferred Stock pursuant hereto, other than those on or measured by income. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the 8.5% Cumulative Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (6) Adjustments for Reclassification and Reorganization. In case of any capital reorganization or any reclassification of the Common Stock, or in case of the consolidation or merger of the Corporation with or into another corporation, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each Preferred Share shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such 8.5% Cumulative Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance, and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 8.5% Cumulative Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the 8.5% Cumulative Convertible Preferred Stock.

     (7) Fractional Shares. No cash will be paid nor distributions of any kind made in lieu of the conversion right. On any exercise of a conversion right, no fractional shares of the Corporation's Common Stock will be issued, and no cash will be paid nor distributions of any kind made in lieu of whole or fractional shares not issued pursuant to the terms and conditions hereof.

     II. COMMON STOCK.

     A. Dividend Rights. Subject to the foregoing provisions with respect to the 8.5% Cumulative Convertible Preferred Stock and not otherwise, such dividends, payable in cash, stock or otherwise, as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds lawfully available therefor, and the 8.5% Cumulative Convertible Preferred Stock shall not be entitled to participate in such dividend.

     B. Voting Rights The holders of the Common Stock shall be entitled to one vote per share.

     C. Rights on Liquidation. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary and after payment in full of the amount payable in respect of the 8.5% Cumulative Convertible Preferred Stock, as provided above, the holders of the shares of Common Stock shall be entitled, to the exclusion of the holders of the 8.5% Cumulative Convertible Preferred Stock, to share in all the remaining assets of the Corporation. For the purpose of this Paragraph III, a consolidation or merger of the Corporation with any corporation or corporations, whether or not the Corporation continues in existence following such consolidation or merger, shall not be deemed a liquidation, dissolution or winding-up of the Corporation.


     IN WITNESS WHEREOF, the undersigned have duly made and subscribed this certificate this ____ day of December, 1997.


                                                --------------------------------
                                                Franklin C. Karp, President


                                                --------------------------------
                                                Joseph C. Calabrese, Secretary